Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PARK HOTELS & RESORTS INC.

The present name of the corporation is Park Hotels & Resorts Inc. (the “Corporation”). The Corporation was incorporated under the name “Hilton Hotels Corporation”, and the original certificate of incorporation was set forth in a Certificate of Consolidation filed with the Secretary of State of the State of Delaware on May 29, 1946 (such certificate of incorporation, as amended, the “Existing Certificate of Incorporation”).  This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Existing Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.  The Existing Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Article I

Section 1.1Name. The name of the Corporation is Park Hotels & Resorts Inc.

Article II

Section 2.1Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III

Section 3.1Purpose. The purpose of the Corporation is to engage in any lawful act or activity, either directly or indirectly through subsidiaries of the Corporation, for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).  References to particular sections of the Code shall include any successor provisions.

Article IV

Section 4.1Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 6,600,000,000 shares, consisting of (i) 6,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and (ii) 600,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).  The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holders is required pursuant to this Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time (this “Amended and Restated Certificate of Incorporation”) (including any certificate of designations relating to any series of Preferred Stock).

Section 4.2Preferred Stock.

(A)The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3Common Stock.

(A)Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(B)Dividends and Distributions.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.  The Board shall endeavor to authorize, and the Corporation shall declare and pay, such dividends and distributions as shall be necessary for the Corporation to continue to qualify as a REIT under the Code (unless the Board has determined that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT).  Stockholders shall have no right to any dividend or distribution unless and until declared by the Board, and any such dividend or other distribution shall be subject to any conditions established by the Board in connection with the declaration of any such dividend.

(C)Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.4Transferable Shares; Preferential Dividends. Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation, no determination shall be made by the Board nor shall any transaction be entered into by the Corporation that would cause any shares of Capital Stock (as defined in Section 7.1) of the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code, to the extent Section 562(c) is applicable to the Corporation (and any determination or transactions prohibited by this Section 4.4 shall be void ab initio).

Article V

Section 5.1By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the Bylaws.

Article VI

Section 6.1Board of Directors.

(A)Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.  The number of directors constituting the entire Board shall be fixed only by the Board and only in the manner set forth in the Bylaws, but shall never be fewer than three (3).

(B)Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto.  Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof.

(C)Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or the Bylaws, directors of the Corporation shall be elected at each annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Section 6.2REIT Qualification. The Board, without any action by the stockholders, shall have the authority to cause the Corporation to elect to qualify for U.S. federal income tax purposes as a REIT.  Following such election, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board, without any action by the stockholders, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code or through such other means as the Board determines appropriate.  In addition, the Board, without any action by the stockholders of the Corporation shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine, prospectively or retroactively, that compliance with any restriction or limitation on ownership and transfers of shares of stock of the Corporation set forth in Article VII is no longer required in order for the Corporation to qualify as a REIT.

Article VII

Section 7.1Definitions. For purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the Capital Stock is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

Charitable Trustee.  The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean not more than 9.8% (or such lower amount designated by the Board pursuant to Section 7.2.9) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person who is or would be treated as an owner of such shares of Capital Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Capital Stock is not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board.

Non-Transfer Event.  The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Capital Stock and any redemption of any Capital Stock.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Person.  The term “Person” shall mean an individual, corporation, partnership (general or limited), limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Preferred Stock Ownership Limit.  The term “Preferred Stock Ownership Limit” shall mean, with respect to any class or series of Preferred Stock, not more than 9.8% (or such lower amount designated by the Board pursuant to Section 7.2.9) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of Preferred Stock of the Corporation.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in excess of the Common Stock Ownership Limit or Preferred Stock Ownership Limit, as applicable, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

REIT.  The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after January 4, 2017 on which the Board determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends or distributions on Capital Stock, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Capital Stock by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Capital Stock, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital

Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2Capital Stock.

Section 7.2.1Ownership Limitations.  During the period commencing on January 4, 2017 and ending on the Restriction Termination Date:

(a)Basic Restrictions.

(i)(1) No Person, other than a Person exempted from the Common Stock Ownership Limit pursuant to Section 7.2.7, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit unless, as provided in Section 7.2.8, the Board, in its sole and absolute discretion, increases the Common Stock Ownership Limit as to such Person, in which case such Person shall not Beneficially Own or Constructively Own shares of Common Stock in excess of such modified Common Stock Ownership Limit; and

(2) No Person, other than a Person exempted from the Preferred Stock Ownership Limit pursuant to Section 7.2.7, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit unless, as provided in Section 7.2.8, the Board, in its sole and absolute discretion, increases the Preferred Stock Ownership Limit as to such Person, in which case such Person shall not Beneficially Own or Constructively Own shares of Preferred Stock in excess of such modified Preferred Stock Ownership Limit.

(ii)No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that:

(1)such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

(2)such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in (a) the Corporation owning (directly, indirectly or as a result of Constructive Ownership) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more subsidiaries of the Corporation) from such tenant for the taxable year of the Corporation during which such determination is being made would (or in the sole judgment of the Board, could) reasonably be expected to equal or exceed one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code) or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of the

Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, if, in the case of either clause (a) or (b), the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would (or in the sole judgment of the Board, could) not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board, could) cause the Corporation to fail to satisfy any of such gross income requirements; or

(3)such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation otherwise failing to qualify as a REIT.

(iii)No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the Capital Stock would (or in the sole judgment of the Board, could) be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code).  Subject to Section 7.4 and notwithstanding any other provisions contained herein, any Transfer of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would (or in the sole judgment of the Board, could) result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iv)No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(b)Transfer in Trust.  If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would (or in the sole judgment of the Board, could) result in any Person Beneficially Owning or Constructively Owning shares in violation of Section 7.2.1(a)(i), (ii) or (iv),

(i)then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would (or in the sole judgment of the Board, could) cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii)if the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

In determining which shares of Capital Stock are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, unless the Board agrees to a different methodology with a Person who has been granted an exemption from the Common Stock Ownership Limit and/or the Preferred Stock Ownership Limit, shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the shares of Capital Stock that are transferred to the Charitable Trust (except as provided in Section 7.2.6) and, to the extent not inconsistent therewith, on a pro rata basis.

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of Section 7.2.1(a) would nonetheless be continuing (as, for example, where the ownership of shares of Capital Stock by a single Charitable Trust would result in the Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then shares of Capital Stock shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 7.2.1(a) hereof.

Section 7.2.2Remedies for Breach.  If the Board shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 7.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1(a) (whether or not such violation is intended), the Board shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 7.2.1(a)(i), (ii) or (iv) shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board.

Section 7.2.3Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

Section 7.2.4Owners Required To Provide Information.  During the period commencing on January 4, 2017 and ending on the Restriction Termination Date:

(a)upon request by the Corporation, every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held; provided, that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Capital Stock of such Actual Owner with respect to which the stockholder of record is nominee.  Each owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Common Stock Ownership Limit or the Preferred Stock Ownership Limit applicable to such owner; and

(b)each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Stock Ownership Limit and the Preferred Stock Ownership Limit.

Section 7.2.5Remedies Not Limited.  Subject to Sections 6.2 and 7.4 of this Amended and Restated Certificate of Incorporation, nothing contained in this Section 7.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6Ambiguity or Interpretation.  In the case of an ambiguity in the application, or question about the interpretation, of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board shall have the power to determine the application or interpretation of the provisions of this Section 7.2, Section 7.3 or any such definition with respect to any situation based on the facts known to it.  If Section 7.2 or 7.3 requires an action by the Board and this Amended and Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7Exemptions.

(a)Subject to Sections 7.2.1(a)(ii), 7.2.1(a)(iii) and 7.2(a)(iv), the Board may exempt, prospectively or retroactively, a Person from the Common Stock Ownership Limit and/or the Preferred Stock Ownership Limit for purposes of the application of Section 7.2.1(a)(i) if:

(i)the Board determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board and/or other information submitted by such Person to the Board, that either (A) such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code), or (B) such Person’s ownership of the maximum amount of Common Stock and/or

Preferred Stock permitted under the exemption proposed to be granted could not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), determined assuming for such purposes that any four other Persons who would be considered individuals for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) also would Beneficially Own the maximum amount Preferred Stock and/or Common Stock permitted under this Article VII (determined taking into account any prior exemptions granted under this Section 7.2.7);

(ii)such Person submits to the Board information satisfactory to the Board, in its sole discretion, demonstrating that either (A)  no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit by reason of such Person’s ownership of shares of Common Stock in excess of the Common Stock Ownership Limit or ownership of shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph (a), or (B) such Person’s ownership of the maximum amount of Common Stock and/or Preferred Stock permitted under the exemption proposed to be granted could not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), determined assuming for such purposes that any four other Persons who would be considered individuals for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) also would Beneficially Own the maximum amount Preferred Stock and/or Common Stock permitted under this Article VII (determined taking into account any prior exemptions granted under this Section 7.2.7);

(iii)such Person submits to the Board information satisfactory to the Board, in its sole discretion, demonstrating that clauses (1), (2) and (3) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of such Person’s ownership of shares of Common Stock in excess of the Common Stock Ownership Limit or ownership of shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph 7.2.7(a); and

(iv)such Person provides to the Board such representations and undertakings, if any, as the Board may, in its sole discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns shares of Common Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to any exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 (including, without limitation, Section 7.2.5) with respect to shares of Common Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a)).

(b)Prior to granting any exemption pursuant to subparagraph (a), the Board, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exemption hereunder.  In addition, notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption.

(c)Subject to Sections 7.2.1(a)(ii), 7.2.1(a)(iii) and 7.2.1(a)(iv), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

Section 7.2.8Increase in Common Stock Ownership Limit or Preferred Stock Ownership Limit.  Subject to the limitations provided in Sections 7.2.1(a)(ii), 7.2.1(a)(iii) and 7.2.1(a)(iv) and this Section 7.2.8, the Board may, in its sole and absolute discretion, from time to time increase the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for any one or more Persons; provided, however, that:

(a)the Common Stock Ownership Limit or the Preferred Stock Ownership Limit may not be increased if, after giving effect to such change, either (1) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding shares of Capital Stock (determined taking into account any reduction in the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for other Persons being made contemporaneously pursuant to Section 7.2.9), or (2) either clause (2) or clause (3) of subparagraph (a)(ii) of Section 7.2.1 could be violated by any Person for whom the Common Stock Ownership Limit or the Preferred Stock Ownership Limit is increased by reason of such Person’s ownership of Common Stock in accordance with the increased Common Stock Ownership Limit or ownership of Preferred Stock in accordance with the increased Preferred Stock Ownership Limit; and

(b)prior to the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit pursuant to this Section 7.2.8, the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit were to be made.

Section 7.2.9Decrease in Common Stock Ownership Limit or Preferred Stock Ownership Limit.  The Board may from time to time decrease the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for some or all Persons (including in connection with an increase of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit pursuant to Section 7.2.8 for any one or more Persons); provided, however, that any such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership in shares of Common Stock or shares of

Preferred Stock, as the case may be, is in excess of such decreased Common Stock Ownership Limit or Preferred Stock Ownership Limit until such time as such Person’s percentage ownership of shares of Common Stock or shares of Preferred Stock, as the case may be, equals or falls below the decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit but until such time as such Person’s percentage ownership of shares of Common Stock or shares of Preferred Stock, as the case may be, falls below such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit, any further acquisition of shares of Common Stock or shares of Preferred Stock, as the case may be, in excess of such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit will be in violation of such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit.

Section 7.2.10Legend.  Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Corporation’s Amended and Restated Certificate of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation; (ii) no Person may Beneficially Own or Constructively Own shares of Preferred Stock of the Corporation in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of any class or series of Preferred Stock of the Corporation; (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); (iv) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation that would (or in the sole judgment of the Board, could) result in (a) the Corporation owning (directly, indirectly or as a result of Constructive Ownership) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more subsidiaries of the Corporation) from such tenant for the taxable year of the Corporation during which such determination is being made would (or in the sole judgment of the Board, could) reasonably be expected to equal or exceed one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code) or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, if, in the case of either clause (a) or (b), the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would (or in the sole judgment of the Board, could) not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the

Board, could) cause the Corporation to fail to satisfy any of such gross income requirements; (v) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation otherwise failing to qualify as a REIT, (vi) no Person may Transfer shares of Capital Stock of the Corporation if, as a result of the Transfer, the Capital Stock would (or in the sole judgment of the Board, could) be Beneficially Owned by fewer than 100 Persons (as determined without reference to the rules of attribution under the Code); and (vii) no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.  Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own shares of Capital Stock of the Corporation which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess or in violation of the above limitations must immediately notify the Corporation.  If certain of the restrictions on Transfer or ownership above are violated, the shares of Capital Stock of the Corporation represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming Capital Stock upon the terms and conditions specified by the Board in its sole and absolute discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares.  All capitalized terms in this legend have the meanings defined in the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3Transfer of Shares in Trust.

Section 7.3.1Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.2.1(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.7.

Section 7.3.2Status of Shares Held by the Charitable Trustee.  Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the Capital Stock held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares of Capital Stock.

Section 7.3.3Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Charitable Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4Rights Upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the class or series of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Capital Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Capital Stock then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the shares of Capital Stock held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 7.3.5.

Section 7.3.5Sale of Shares by Charitable Trustee.  Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such shares at a fair market price.  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand.  Subject to Section 7.3.6, the Charitable Trustee shall have the right and power (but not the obligation) to offer any shares held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.

Section 7.3.6Purchase Right in Stock Transferred to the Charitable Trustee.  Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares of Capital Stock held in the Charitable Trust pursuant to Section 7.3.5.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII.  The amount of such reduction shall be for the benefit of the Charitable Beneficiary.

Section 7.3.7Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

Section 7.4NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII (including that such transaction may be void ab initio) and any transferor and transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6Non-Waiver.  No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

Section 7.7Action by Committee and Delegation of Authority.  To the extent delegated by resolution of the Board, or as provided in the Bylaws, any committee of the Board may exercise all the powers and authority of the Board in taking action pursuant to this Article VII.

Article VIII

Section 8.1Meetings of Stockholders.  Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that, to the extent expressly permitted by the certificate(s) of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its Secretary at its principal place of business.  Delivery made to the Corporation’s Secretary shall be by hand or by certified or registered mail, return receipt requested.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only as follows: (i) at any time by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or (ii) by the Corporation’s Secretary, who shall call a meeting upon the written demand, which demand shall set forth the purpose or purposes for which the meeting is to be called, of holders of stock of the Corporation entitling the holders thereof to not less than 25% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

Article IX

Section 9.1Limitation on Liability of Directors.  No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  Neither the amendment nor the repeal of this Article IX shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

Article X

Section 10.1Business Combinations.  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

Article XI

Section 11.1Severability.  If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability to the fullest extent permitted by law.

Article XII

Section 12.1Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII

Section 13.1Preemptive Rights.  No stockholder, as such, shall be entitled as a matter of right to preemptive rights to subscribe for, purchase or receive any shares of capital stock of the Corporation or any rights, options, warrants, bonds, debentures or other securities convertible into, or exchangeable for, shares of capital stock of the Corporation that the Corporation may issue, sell or dispose of from time to time; provided that the foregoing shall not limit or eliminate the Corporation’s power to grant or enter into agreements providing for subscription rights as to any of the foregoing.

This Amended and Restated Certificate of Incorporation shall become effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

***

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas J. Baltimore, Jr., its Chairman, President and Chief Executive Officer this 29th day of April, 2019.

PARK HOTELS & RESORTS INC.

 By:  /s/ Thomas J. Baltimore, Jr.

Name: Thomas J. Baltimore, Jr.

Title:   Chairman, President and Chief Executive Officer

[Signature page –Amended and Restated Certificate of Incorporation]

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